February 11, 2010

Puda Coal, Inc.
426 Xuefu Street, Taiyuan
Shanxi Province 030006
The People’s Republic of China
Attention: Ms. Qiong Wu

Re:	Loan Commitment

Dear Ms. Wu:

The undersigned, Chairman of Puda Coal, Inc., a Delaware corporation (“Puda”), hereby commits to lend to Shanxi Putai Resources Limited (the “Company”), a wholly-owned subsidiary of Puda in China, RMB 100,000,000 yuan (the “Loan”) within 30 calendar days following the date of this commitment letter (this “Commitment Letter”), subject to the terms and conditions stated herein and to the negotiation and execution of mutually acceptable definitive loan documents.  The Loan, if made, will be for a term of twelve months, will be unsecured, and will contain other terms and conditions, including interest rates that are “market”.   I understand as well that the terms of the Loan must be approved by the Audit Committee of Puda’s Board of Directors.

The undersigned’s commitment hereunder is subject to (i) the satisfaction of the conditions precedent to Puda’s and underwriter’s obligations set forth in the Underwriting Agreement between Puda as issuer and Brean Murray, Carret & Company, LLC as lead underwriter dated February 11, 2010, and (ii) the closing of the transactions in accordance with the Underwriting Agreement and related documents.

This Loan Commitment Letter will expire at 5:00 P.M. Beijing time on the tenth calendar day from the date hereof (the “Expiration Date”), unless the transactions contemplated in the Underwriting Agreement have been consummated on or prior to the Expiration Date and in accordance with the Underwriting Agreement.

This Loan Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Sincerely, /s/ Ming Zhao
Ming Zhao, in his individual capacity